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                                                                   EXHIBIT 10.17

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of the 11th day of December, 1997, and is by and between Quadrant International, Inc., a Pennsylvania corporation with an office for purposes of this Agreement at 269 Great Valley Parkway, Malvern, Pennsylvania 19355 (hereinafter "QI") and Leonard Sharp with an address at 900 Burnett Ave. Morgan Hill, California hereinafter "Sharp".

                              W I T N E S S E T H

     WHEREAS:

          (a) QI wishes to retain the services of Sharp to render services for and on its behalf in accordance with the following terms, conditions and provisions; and

          (b) Sharp wishes to perform such services for and on behalf of QI, in accordance with the following terms, conditions and provisions.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

     1.   EMPLOYMENT. QI hereby employs Sharp and Sharp accepts such employment
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and shall perform his duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

     2.   EMPLOYMENT STATUS. Sharp shall at all times be QI's employee subject
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to the terms and conditions of this Agreement.
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     3.   TITLE AND DUTIES. QI agrees to employ Sharp and Sharp accepts such
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employment as a full time employee and agrees as per the terms and conditions of this agreement to serve as and have the title of Vice President of Sales and Marketing of QI with the authority and responsibilities normally associated with that position, it being agreed Sharp will report directly to QI's President and will be subject to the President's direction and will perform diligently, faithfully, and to the best of his ability all duties assigned and instructions given.

     4.   TERM OF SERVICES. The initial term of this agreement is for a two year
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period commencing January 1, 1998, subject to the termination section of this agreement, with the parties agreeing to confirm any subsequent extension of this initial term in a signed written agreement setting forth any amended or supplemental conditions.

     5.   BASE COMPENSATION. Sharp's base salary for rendered services for
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the initial term of this agreement shall be $125,000 an annual amount payable in accordance with QI's payroll procedures and policies as implemented during the term of this Agreement.

     6.   ADDITIONAL COMPENSATION. The additional package compensation proposed
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by this section is subject to QI's receipt of further capital funds required to finance the management compensation program. QI's Board of Directors will also have to vote approval of these or any other specific additional compensation packages proposed for payment or for vesting to Sharp during the term of this agreement. The proposed post funding

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compensation program allocated for Sharp will be comprised of the following elements:

     a)   An annual Cash Bonus of $35,000

     b) Commission: For 1998, an amount equal to 3% of the gross contribution margin in excess of $9,236,000 the "plan"). The plan numbers will be broken into quarterly amounts with the commission paid quarterly based on those objectives. For 1999, a commensurate commission plan will be developed based on 1999 objectives.

     c)   Stock Options:

          i) Initial option: QI shall grant Sharp an option (the "Initial Option") to purchase common stock of QI, which is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended. The Initial Option shall entitle Sharp to purchase 500,000 shares of QI's Common Stock which equals approximately 1.61 percent (1.61%) of QI's outstanding capitalization on an as converted and fully diluted basis as of the date of this agreement. Of this 500,000 shares, 350,000 shares will be granted effective the date of hire, 150,000 shares will be granted effective 180 days after date of hire. The per share exercise price for the Initial Option shall be equal to $1.00, the fair market value of QI's common stock per share at the time of grant, provided however, that in the event the Board subsequently determines the fair market value of QI's Common Stock to be less than $1.00 and offers to each person who holds an option to purchase Common Stock of QI the ability to elect to amend their respective stock option agreements to reduce the exercise price set forth therein accordingly, Sharp shall be eligible to make such an election with respect to the Initial Option. The initial option shall vest and become exercisable according to QI' s current incentive stock option program. Vested options must be exercised within 5 years of date of grant.

          (ii) Change of Control provision: Where Change of Control is defined as (a) the direct or indirect sale or exchange by the shareholders of QI of all or substantially all of the capital stock of QI,(b) a merger or consolidation of QI with any other corporation which results in the voting securities

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               of QI outstanding immediately prior thereto representing less than 50% of the total voting power represented by the voting securities of QI or such surviving entity outstanding immediately after such merger or consolidation, or (c) the approval by the shareholders of QI of a plan of compete liquidation. (d) the resignation, termination, or demotion in position, title, organizational level, or responsibilities, whether voluntary or involuntary, of Frank Wilde as President of QI. Upon a change of Control, the entire unvested portion of all stock options (together "Unvested Options") held by Sharp under QI's stock option plans shall automatically vest and Sharp shall have the right to exercise all or any portion of such stock options so vested in addition to any portion of the option vested prior to such vesting. If the change of control occurs before the balance of 150,000 shares of the Initial Option are granted, then those shares shall be immediately granted and shall automatically vest, along with the other 350,000 shares.

     d) After the first year of Sharp's employment, further incentive stock options will be granted as specified and approved by the Board of Directors by means of stock options at the rate of 25,000 shares per year for significant performance with an additional stock option at the rate of 12,500 shares per year for exceptional performance as defined and determined by the Board of Directors.

     e)   Car Allowance: $500 per month

     f) Business Expenses: In addition to funding the business expenses associated with the remote office in San Jose, and normal reimbursement of business expenses per QI's stated policy, QI will reimburse Sharp for personal office expenses in Morgan Hill through the termination of Sharp's $650 lease in October of 1998. In order to qualify for this reimbursement, the Morgan Hill office space will be utilized for QI's business purposes.

     g) Signing Bonus: $10,000 plus vesting of the options for 35,000 shares granted as part the existing consulting contract between QI and Sharp

     7.   EXTENT OF SERVICES. Sharp shall devote his entire business time,
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attention, and energies to the business of QI, but this shall not be construed as preventing Sharp from investing his

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assets as a passive investor in such form or manner as he sees fit as long as the investments will not require any personal service from Sharp. However, Sharp agrees not to invest in any entities that compete directly with QI or affiliated or related companies.

     8.   TERMINATION.
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          a)   In the event QI terminates Sharp's employment for any reason other than Sharp's gross malfeasance or gross nonfeasance, Sharp will continue to be paid his salary by QI for a period of six months after such notice of termination is given or until Sharp shall commence employment of a comparable nature and salary with another entity, whichever shall first occur. In this regard, it is understood and agreed that Sharp shall use his best efforts in attempting to locate such other employment and QI agrees to cooperate in helping Sharp in the pursuit of any such position and QI agrees to provide the requisite references and if such employment is of a lesser salary than his then current salary at QI, QI agrees to reimburse Sharp for the difference between such salaries for the six month period specified above. It is agreed that any stock options awarded Sharp will continue to vest during this six month period.

          b) QI shall have the absolute right to terminate this agreement immediately in the event of gross

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               malfeasance or gross nonfeasance on the part of Sharp.

          c) It is understood and agreed that this is a personal services contract, and that QI shall have the right to terminate this agreement on 10 days notice to Sharp, if appropriate, in the event of the disability or death of Sharp which would otherwise prevent him from performing his duties. For purposes of this provision, "disability" shall be defined in accordance with the definition of "disability" as contained in QI's disability insurance policy. In the event of Sharp's death, any guaranteed monies due under this agreement would be paid directly to Sharp's estate as probated.

          d) If QI requires Sharp to relocate more than 50 miles from the initial business location for his position in San Jose, California, Sharp has the option to exercise the provisions under Paragraph 8, Section a).

     9.   NONDISCLOSURE. During the course of his employment with QI, Sharp may
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have occasion to conceive, create, develop, review, or receive information that is considered by QI to be confidential or proprietary, including information relating to inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing date, process flow

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diagrams, customer and supplier lists, bills, ideas, and/or any other written material referring to said Confidential or Proprietary information, both during the term of employment and thereafter.

     (a) Sharp, as an employee, agrees to maintain in strict confidence such Confidential Information.

     (b) Sharp further agrees to use his best efforts to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

     (c) If requested by QI, Sharp agrees to promptly return to QI all materials, writings, equipment, models, mechanisms, and the like obtained from or through QI, including but not limited to, all Confidential Information, all of which Sharp recognizes is the sole and exclusive property of QI.

     (d) Sharp agrees that he will not, without first obtaining the prior written permission of QI: (a) directly or indirectly utilize such Confidential Information in his or her own business; (b) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (c) disclose such Confidential Information to any third party.

     10.  EMPLOYER PERQUISITES. Sharp shall be entitled to and shall receive all
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employer perquisites as would normally be granted to employees of QI. Such perquisites to include the following:

          a. Health insurance under terms and conditions as provided to other employees of QI.

          b.   Vacation of 10 business days per annum.

          c.   Paid holidays pursuant to QI's stated policy.

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          d.   401(K) retirement plan pursuant to QI's stated policy.

          e. Sharp will be reimbursed for his current health insurance plan at the rate of $300/month for the duration of this contract.

     11.  REPRESENTATIONS AND WARRANTIES. A. Sharp represents and warrants to
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Company that he is not a party to or otherwise bound by any other employment or services that may, in any way, restrict his right or ability to enter into this agreement or otherwise be employed by QI.

     B. Sharp agrees that he will not reveal to QI, or otherwise utilize in his employment with QI, any proprietary trade secrets or confidential information of any previous employer.

     12.  NOTICES. Any written notice required to be given pursuant to this
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agreement shall be hand delivered or sent via fax or E-mail, or delivered by a national overnight express service such as Federal Express.

     13.  JURISDICTION AND DISPUTES. A. This agreement shall be governed by the
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State of Pennsylvania.

     B. All disputes hereunder shall be resolved in the applicable state or federal courts of Pennsylvania. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available. The parties reserve the right to mutually agree to binding arbitration in accordance with the policies of the American Arbitration Association.

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     14.  AGREEMENT BINDING ON SUCCESSORS. This agreement shall be binding on
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and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

     15.  WAIVER. No waiver by either party of any default shall be deemed as a
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waiver of any prior or subsequent default of the same or other provisions of this agreement.

     16.  SEVERABILITY. If any provision hereof is held invalid or unenforceable
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by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from the agreement.

     17.  ASSIGNABILITY. This agreement and the rights and obligations
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thereunder are personal with respect to Sharp and may not be assigned by any action of Sharp or by operation of law. QI shall, however, have the right to assign this agreement to a successor in interest to QI or to the purchaser of any of the assets of QI but not to any other third party.

     18.  INTEGRATION. This agreement constitutes the entire understanding of
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the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this agreement. This agreement shall take precedence over any other documents that may be in conflict therewith.

     IN WITNESS WHEREOF, QI and Sharp confirm the foregoing accurately sets forth the parties respective rights and obligations

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and agrees to be bound by having the evidenced signature affixed thereto.

Quadrant International, Inc.                      Leonard Sharp

By: /s/ Francis Wilde                             /s/ Leonard Sharp
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 Francis Wilde, President                         Signature

Date: 12-15-97                                    Date: 12-15-97
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